Exhibit 13(b)

AMENDMENT

To Transfer Agency and Service Agreement

Between

Each of the Nuveen Closed-End Investment Companies Listed on Exhibit A to the Agreement

And

State Street Bank and Trust Company

This Amendment is made as of this 24th day of February 2011, between each of the Nuveen Closed-End Investment Companies Listed on Exhibit A to the Agreement (defined below) (collectively, the “Fund”) and State Street Bank and Trust Company (the “Transfer Agent”). In accordance with Section 16.1 (Amendment) of the Transfer Agency and Service Agreement between the Fund and the Transfer Agent dated October 7, 2002, as amended, (the “Agreement”), the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Issuance of VMTP Shares. Certain of the Funds intend to issue series of preferred shares to be designated as Variable Rate MuniFund Term Preferred Shares pursuant to a Statement Establishing and Fixing the Rights and Preferences of Variable Rate MuniFund Term Preferred Shares (each, a “Statement”). In connection with such Statement, the Transfer Agent has agreed to serve as Redemption and Paying Agent as described in the Statement and provide the services solely as set forth herein.

2.	Additional Services. The Agreement is hereby amended to add the following new Section set forth below:

“2B, Distribution and Redemption Services for Funds (“VMTP Funds”) Issuing Variable Rate MuniFund Term Preferred Shares (“VMTP Shares”).

In addition to the other services provided under this Agreement, the Transfer Agent agrees to provide the following additional services to the VMTP Funds:

(i)	Maintain a registered account for Depository Trust Company (DTC) (including in its nominee name, Cede & Co.) for each series of VMTP Shares issued by such VMTP Fund in book entry form through the Direct Registration System (“DRS”);

(ii)	Provide dividend disbursing services consisting of effecting wire transfer of dividend payments to DTC on payable date. For each dividend, the applicable VMTP Fund shall provide the Transfer Agent with the dividend record and payable date as well as the dividend rate per VMTP Share. All funds for the payment of dividends must be received by 11:00 a.m. Eastern Time on the payable date via Federal Funds Wire or Bank Demand Deposit account debit;

(iii)	Upon notification that VMTP Shares will be redeemed/liquidated, designate a project manager to carry out redemption duties, including document review, review of communication materials, project management, and on-going project updates and reporting. (For each VMTP Fund redemption, the Transfer Agent shall be provided with a written instruction from the VMTP Fund setting forth the date of redemption/payable date and the amount to be paid per VMTP Share);

(iv)	Coordinate the redemption with DTC, and if requested by the VMTP Fund, supply the VMTP Fund’s Notice of Redemption to DTC or other holders of VMTP Shares;

(v)	On the redemption date, debit the registered shareholder(s) DRS account for the VMTP Shares to be redeemed and make payment according to instructions received from the Fund, including instructions concerning the redemption price to be paid per VMTP Share. (All funds for redemption payments must be received by the Transfer Agent, via Federal Funds Wire, ACH or Demand Deposit Account debit, by 12:00 noon, New York City Time, on the redemption date.);

(vi)	Hold or cause to be held all funds deposited with the Transfer Agent by an VMTP Fund for payment to the holders of the VMTP Shares in trust for the benefit of such holders. All interest earned on such funds shall accrue solely for the benefit of such VMTP Fund;

(vii)	Accept instructions from the applicable VMTP Fund with respect to the investment or reinvestment of any funds consisting of cash deposited prior to the applicable payment date therefor in cash or cash equivalents (short-term), provided that the proceeds of any such investment will be available as same day funds at the opening of business on the applicable payment date; and

(viii)	In the event of an overpayment of funds by the VMTP Fund as a result of an error in calculation or a decrease in the dividend rate on the shares while funds are being held, cause any such funds paid to the Transfer Agent in accordance with the foregoing but not applied by the Transfer Agent to the payment of dividends, redemption payments or other payments on the VMTP Shares, including interest earned on such moneys while so held, to be repaid to the applicable VMTP Fund as soon as possible after the date on which such funds were to have been so applied, upon the instruction of such VMTP Fund. The Transfer Agent shall have the right to request an opinion of counsel and/or certification from an officer of the VMTP Fund that such return of funds is in compliance with the Statement and applicable law, as well as such other documentation concerning the overpayment as may be reasonably requested.”

3.	Fee Schedule. The current Fee Schedule to the Agreement (“Schedule 5.1”), dated July 1, 2006 through June 30, 2011, is hereby amended to add the following new section after the “MTP Funds” section, which was added by previous amendment and follows the section entitled “Annual Account Service Fees”:

“VMTP Funds”

For services provided under this Agreement for the VMTP Funds, the following fees shall apply in lieu of the Annual Account Service Fees:

(Fees in each case are per VMTP Fund):

Initial Set-up Fee	$1,500
Monthly Administrative Fee	$1,350
Monthly Fee per Additional Series of Shares	$350
Per Cusip – Full Redemption	$2,500
Per Cusip – Partial Redemption	$3,000

If at any time VMTP Shares of any VMTP Fund are not held by DTC as the sole registered shareholder in book-entry form through the DRS, the Transfer Agent shall have the right to propose an amendment to the foregoing fees to reflect the additional costs related to providing the services contemplated hereby with respect to additional registered holders of VMTP Shares or shall have the right to terminate its services hereunder with respect to such VMTP Shares of such VMTP Fund only, upon 90 days’ prior written notice. In addition, if such amendment is not acceptable to the VMTP Fund, it may terminate the Transfer Agent’s services with respect to such VMTP Shares of such VMTP Fund only, on 90 days’ prior written notice.”

4.	Section 7.5 of the Agreement is hereby amended to read as follows:

“A registration statement under the Securities Act of 1933, as amended (the “’33 Act”) is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale, except the VMTP Shares. The VMTP Shares are being offered pursuant to an exemption from registration under the ’33 Act and applicable state securities laws.”

5.	All defined terms and definitions in the Agreement shall be the same in this Amendment except as specifically revised by this Amendment.

6.	Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

7.	For each Fund that is a business trust, the Fund’s Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts. This Amendment is executed on behalf of each such Fund by the Fund’s officers as officers and not individually. The obligations imposed upon each such Fund by this Amendment are not binding upon any of the Fund’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE NUVEEN CLOSED-END INVESTMENT COMPANIES LISTED ON EXHIBIT A TO THE AGREEMENT		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Tina M. Lazar	By:	/s/ Michael Rogers
	as an Authorized Officer on behalf of each of the Funds indicated on Exhibit A		Michael Rogers Executive Vice President

Name:	Tina M. Lazar
Title:	Senior Vice President